As filed with the Securities and Exchange Commission on February 28, 2011
Registration No. 333-154892

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post Effective Amendment No. 1 To
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
WISCONSIN ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	39-1391525
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
231 West Michigan Street
P.O. Box 1331
Milwaukee, Wisconsin 53201
(414) 221-2345
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Jeffrey West
Vice President & Treasurer
231 West Michigan Street
P.O. Box 1331
Milwaukee, Wisconsin 53201
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
John T. W. Mercer, Esq.
Mercer Thompson LLC
191 Peachtree Street, Suite 4410
Atlanta, Georgia 30303
(404) 577-4200
     Approximate date of commencement of proposed sale to the public: From time to time, after this Registration Statement becomes effective as the registrant shall determine, in light of market conditions and other factors.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE TO
POST-EFFECTIVE AMENDMENT NO. 1
     Wisconsin Energy Corporation (the “Company” or “WEC”) filed a Registration Statement on Form S-3, No. 333-154892, on October 31, 2008 (the “Registration Statement”), to register 2,000,000 shares of WEC’s common stock (the “Common Stock”), par value $.01 per share, offered for purchase under the Wisconsin Energy Corporation Stock Plus Investment Plan (the “Plan”), which Registration Statement is incorporated herein by reference.
     On January 20, 2011, the Company’s Board of Directors declared a two-for-one stock split of the Common Stock, pursuant to which one additional share of Common Stock will be distributed on March 1, 2011, for each share of Common Stock held of record on February 14, 2011 (the “Stock Split”).
     Pursuant to Rule 416(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the Company hereby amends the Registration Statement to reflect that as a result of the Stock Split, the number of shares registered for offer under the Plan increased from 2,000,000 to 4,000,000. The Registration Statement is further amended to reflect that, in accordance with Rule 416(a) of the Securities Act, the number of shares of Common Stock registered shall include such additional shares of Common Stock that may be offered from time to time under the Plan as the result of any future stock split, stock dividend or similar adjustment of the Common Stock.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 16. Exhibits.

Exhibit No.	Description

23.1	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney.*

* Previously filed as Exhibit 24.1 to this Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on this 28th day of February, 2011.

Wisconsin Energy Corporation

By:	*
Gale E. Klappa
Chairman of the Board, President
and Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated:
Signature

*	February 28, 2011
Gale E. Klappa, Chairman of the Board, President and Chief Executive Officer and Director — Principal Executive Officer

*	February 28, 2011
Allen L. Leverett, Executive Vice President and Chief Financial Officer — Principal Financial Officer

*	February 28, 2011
Stephen P. Dickson, Vice President and Controller — Principal Accounting Officer

*	February 28, 2011
John F. Bergstrom, Director

*	February 28, 2011
Barbara L. Bowles, Director

*	February 28, 2011
Patricia W. Chadwick, Director

*	February 28, 2011
Robert A. Cornog, Director

*	February 28, 2011
Curt S. Culver, Director

*	February 28, 2011
Thomas J. Fischer, Director

*	February 28, 2011
Ulice Payne, Jr., Director

*	February 28, 2011
Frederick P. Stratton, Jr., Director

* By	/s/ Jeffrey West
Jeffrey West
As Power of Attorney